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                                                               EXHIBIT 99(b)

                     [LETTERHEAD OF WMS INDUSTRIES INC.]

                                                               NEWS ANNOUNCEMENT



CONTACT:
Harold H. Bach, Jr.
WMS Industries Inc.
312/961-1111

Joseph N. Jaffoni
Jaffoni & Collins Incorporated
212/505-3015

FOR IMMEDIATE RELEASE

                    WMS INDUSTRIES COMPLETES ACQUISITION OF
                            ATARI GAMES CORPORATION

Chicago, Illinois, April 1, 1996 - WMS Industries Inc. (NYSE:WMS) announced today that on March 29, 1996 it completed the acquisition of Atari Games Corporation, an indirect, wholly-owned subsidiary of Time Warner Inc. (NYSE:TWX), for a minimum purchase price of approximately $9.8 million and a maximum of $23.8 million based upon gross profit of the Atari business over the next four years. The purchase consideration consists of $2 million in cash and the balance in non-recourse notes. The acquisition substantially increases WMS' pipeline of coin-operated arcade games and home video games and further strengthens the Company's industry-leading design and engineering capabilities with the addition of Atari game designers who will be based in Milpitas, California. The additional arcade and home video game offerings provide WMS with opportunities for design, engineering, manufacturing, and marketing efficiencies and economies of scale which should enhance the operating performance of the combined company.


Atari has been responsible for creating arcade and home video games such as Pong, Asteroids, Primal Rage, Area 51, Centipede and Missile Command. WMS expects to release home versions of Atari's extensive library titles in "greatest hits" formats in addition to developing, marketing and distributing new Atari games.

                                    -more-
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WMS Industries Completes Purchase of Atari Games Corporation, 4/1/96     Page 2


Headquartered in Milpitas, California, Atari Games is a developer, manufacturer, marketer, licensor and publisher of coin operated video arcade games under the Atari(R) name and interactive electronic and game entertainment products for use with home video games currently marketed under the Time Warner Interactive name. Atari Games/Time Warner Interactive is a licensee and publisher for Nintendo, SEGA, Sony, Jaguar and 3DO and personal computer CD-ROM platforms. No rights to the names Time Warner or Time Warner Interactive are included in the transaction. Atari Games is not related to Atari Corporation, the manufacturer of the Jaguar home game systems.

WMS Industries Inc. is engaged in the design, manufacture and sale of coin-operated amusement games, home video games, video lottery terminals and gaming devices, and the ownership and operation of hotels and casinos.


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